Exhibit 5.1

767 Fifth Avenue

New York, NY 10153-0119

+1 212 310 8000 tel

+1 212 310 8007 fax

December 18, 2015

General Electric Company

3135 Easton Turnpike

Fairfield, CT 06828

Ladies and Gentlemen:

We have acted as counsel to General Electric Company, a New York corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-4 filed with the Commission on the date hereof (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer to exchange up to 5,944,250 shares of its Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series D, par value $1.00 per share (the “Shares”), for up to (i) 2,777,625 shares of its Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A, par value, $1.00 per share, (ii) 2,072,525 shares of its Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series B, par value, $1.00 per share and (iii) 1,094,100 shares of its Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series C, par value $1.00 per share (collectively, the “Old Shares”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of: (i) the Registration Statement; (ii) the prospectus contained in the Registration Statement (the “Prospectus”); (iii) the Restated Certificate of Incorporation of the Company (as amended) (which is incorporated by reference in Exhibit 3.1 of the Registration Statement); (iv) the Amended and Restated By-laws of the Company (which is incorporated by reference in Exhibit 3.2 of the Registration Statement); (v) the Certificate of Amendment to the Certificate of Incorporation, dated December 2, 2015 (which is incorporated by reference in Exhibit 3.3 of the Registration Statement); (vi) the Form of Certificate of Amendment to the Restated Certificate of Incorporation (which is filed as Exhibit 3.4 of the Registration Statement); and (vii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

General Electric Company Page 2

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that, the Shares, when issued in exchange for the Old Shares, as contemplated in the Registration Statement, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the corporate laws of the State of New York and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and the reference to our firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP